Exhibit 10.2

Schlumberger Discounted Stock Purchase Plan

(As amended and restated effective as of January 1, 2021)

1.	Purpose

The Schlumberger Discounted Stock Purchase Plan (the “Plan”) is designed to encourage and assist all employees of Schlumberger Limited, a Curaçao corporation, and its Subsidiaries (as defined in Section 4 hereof, and together with Schlumberger Limited, the “Company”), where permitted by applicable laws and regulations, to acquire an equity interest in Schlumberger Limited through the purchase of shares of common stock, par value $0.01 per share, of Schlumberger Limited (the “Common Stock”). It is intended that the Plan constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Administration of the Plan

The Plan shall be administered by a Stock Purchase Plan Committee (the “Committee”) appointed by the Board of Directors of Schlumberger Limited (the “Board”), which consists of at least three (3) persons. The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions, and will have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not by way of limitation, the power to (a) employ and compensate agents of the Committee for the purpose of administering the accounts of participating employees; (b) construe or interpret the Plan; (c) determine all questions of eligibility; (d) compute the amount and determine the manner and time of payment of all benefits according to the Plan hereunder; and (e) amend the Plan as necessary to comply with the Code or make any other changes to the Plan that do not result in any (i) significant increase in the cost of maintaining the Plan or (ii) significant reduction in the overall benefits provided to employees under the Plan.

The Committee shall act by unanimous decision of its members at a regular or special meeting of the Committee, or by unanimous decision reduced to writing and signed by all members of the Committee without holding a formal meeting. Vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by appointment of the Board.

3.	Nature and Number of Shares

The Common Stock subject to issuance under the terms of the Plan will be shares of Schlumberger Limited’s authorized but unissued shares or previously issued shares reacquired and held by Schlumberger Limited. Except as provided in Section 20 hereof, effective from and after January 21, 2021, the aggregate number of shares of Common Stock that may be issued under, and that is authorized by, this Plan shall not exceed 24,059,600, being equal to the sum of (a) the 4,059,600 shares of Common Stock available for issuance under the Plan on January 1, 2021 after the issuance of any such shares of Common Stock attributable to the Purchase Period ended December 31, 2020, and (b) the 20,000,000 shares of Common Stock authorized as of January 21, 2021. All shares of Common Stock purchased under the Plan, regardless of source, will be counted against this share limitation.

4.	Eligibility Requirements

Each “Employee” (as defined below in this Section 4), except as described in the next paragraph, will become eligible to participate in the Plan in accordance with Section 5 hereof on the first “Enrollment Date” (as defined in Section 5 hereof) coincident with or next following employment with the Company. Participation in the Plan is voluntary.

The following Employees are not eligible to participate in the Plan:

(i)

Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of Schlumberger Limited or any Subsidiary;

(ii)	Employees who are customarily employed by the Company fewer than twenty (20) hours per week or fewer than five (5) months in any calendar year; and

(iii)	Employees who are prohibited by the laws and regulations of the nation of their residence or employment from participating in the Plan, as determined by the Committee.

Notwithstanding the provisions of subparagraph (ii) above, where required by applicable law (as determined by the Committee), Employees employed in the countries specified from time to time by the Committee who are customarily employed by the Company fewer than twenty (20) hours per week may participate in the Plan where required by law, subject to any restrictions established by the Committee.

“Employee” means any individual employed by Schlumberger Limited or any Subsidiary.

“Subsidiary” means any corporation in existence as of the Restatement Date (as defined in Section 5 hereof) of the Plan in an unbroken chain of corporations beginning with Schlumberger Limited if, as of the Restatement Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. Any corporation that may become a Subsidiary after the Restatement Date will automatically be deemed to be a participating Subsidiary under the Plan effective as of the following Enrollment Date, unless the Committee takes action to exclude such corporation and its employees from participation herein.

5.	Enrollment

Each eligible Employee as of January 1, 2021 (the “Restatement Date” herein) who is already enrolled in the Plan may enroll in the Plan as of July 1, 2021. Each other eligible Employee who thereafter becomes eligible to participate may enroll in the Plan on the first July 1 or January 1 following the date he or she first meets the eligibility requirements of Section 4 hereof. Any eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan on the first day of July or January of any subsequent calendar year. Any eligible Employee may enroll or re-enroll in the Plan on the dates hereinabove prescribed, or such other specific dates established by the Committee from time to time (“Enrollment Dates”).

In order to enroll, an eligible Employee must complete an enrollment application through the process designated by the Company, unless applicable law requires a paper enrollment form, in which case the form should be signed and submitted to the Stock Department.

6.	Method of Payment

Payment for shares of Common Stock is to be made as of the applicable “Purchase Date” (as defined in Section 9 hereof) through payroll deductions (with no right of prepayment) over the Plan’s designated purchase period (the “Purchase Period”), with the first such deduction commencing with the payroll period ending after the Enrollment Date. Each Purchase Period under the Plan shall be a period of six (6) calendar months beginning on July 1 and ending on December 31 of the same calendar year, and beginning on January 1 and ending on June 30 of the same calendar year, or such other period as the Committee may prescribe. Each participating Employee (hereinafter referred to as a “Participant”) will be deemed, by virtue of enrolling in the Plan during a Purchase Period, to authorize such deductions from his or her pay for each month during such Purchase Period, and such amounts will be deducted in conformity with his or her employer’s payroll deduction schedule.

Each Participant may elect to make contributions each pay period in amounts not less than one percent (1%) and not more than ten percent (10%), or such other percentages as the Committee may establish from time to time before an Enrollment Date for all purchases to occur during the relevant Purchase Period, of his or her base earnings or salary, geographical coefficient, overtime pay, shift premiums and commissions from the Company (excluding long-term disability or workers compensation payments and similar amounts, but including elective qualified contributions by the Participant to employee benefit plans maintained by the Company) during such pay period. The rate of contribution shall be designated by the Participant in the enrollment process. Bonuses will be included in determining the amount of the Participant’s contribution.

A Participant may elect to increase or decrease the rate of contribution effective as of the next pay period or the first day of any calendar month by using the process as determined by the Company from time to time. A Participant may suspend payroll deductions at any time during the Purchase Period, by using the process as determined by the Company from time to time. In such case, the Participant’s account will continue to accrue interest determined in accordance with Section 7 hereof, if applicable, and will be used to purchase stock at the end of the Purchase Period. A Participant may also elect to withdraw contributions at any time by using the process as determined by the Company from time to time. Any Participant who withdraws his or her contributions will receive his or her entire account balance, including interest, if any, plus the number of shares of Common Stock held by the Participant under the Plan as soon as administratively feasible. Any Participant who suspends payroll deductions or withdraws contributions during any Purchase Period cannot resume payroll deductions during such Purchase Period, and must re-enroll in the Plan in order to participate in the next Purchase Period.

No more than the maximum contribution permitted any Participant under Section 9 hereof can be accumulated over the Purchase Period, including interest, if applicable. Except in case of cancellation of election to purchase, death, resignation or other terminating event, the amount in a Participant’s account at the end of the Purchase Period will be applied to the purchase of shares of Common Stock.

7.	Crediting of Contributions, Interest and Dividends

Contributions will be credited to a Participant’s account as soon as administratively feasible after payroll withholding. Unless otherwise prohibited by laws or regulations, the Committee may determine in its discretion that Participant contributions will receive interest at a rate realized for the investment vehicle or vehicles designated by the Committee for purposes of the Plan. Interest may, in the Committee’s discretion, be credited to a Participant’s account, if the Participant remains in the Plan at the end of the Purchase Period. Any such contributions and interest will be deposited in or held by a bank or financial institution designated by the Committee for this purpose (any such bank or financial institution so designated by the Committee for this or any other purpose hereunder, a “Custodian”).

8.	Grant of Right to Purchase Common Stock on Enrollment

Enrollment in the Plan by an Employee on an Enrollment Date will constitute the grant by the Company to the Participant of the right to purchase shares of Common Stock under the Plan. Re-enrollment by a Participant in the Plan (but not merely an increase or decrease in the rate of contributions) will constitute a grant by the Company to the Participant of a new opportunity to purchase shares of Common Stock on the Enrollment Date on which such re-enrollment occurs. A Participant who has not terminated employment and has not withdrawn his or her contributions from the Plan will have shares of Common Stock purchased for him or her on the applicable Purchase Date, and he or she will automatically be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which such purchase has occurred, unless such participant cancels his participation through the process as determined by the Company from time to time confirming that he or she elects not to re-enroll. A Participant who has suspended payroll deductions or withdrawn contributions during any Purchase Period must re-enroll to participate in the Plan in the next Purchase Period.

Each right to purchase shares of Common Stock under the Plan during a Purchase Period will have the following terms:

(i)

the right to purchase shares of Common Stock during a particular Purchase Period will expire on the earlier of (A) the completion of the purchase of shares of Common Stock on the Purchase Date occurring on the last trading day of the Purchase Period; or (B) the date on which participation of such Participant in the Plan terminates for any reason;

(ii)	in no event will the right to purchase shares of Common Stock during a Purchase Period extend beyond twenty-seven (27) months from the Enrollment Date;

(iii)	payment for shares of Common Stock purchased will be made only through payroll withholding and the crediting of interest, if applicable, in accordance with Sections 6 and 7 hereof;

(iv)	purchase of shares of Common Stock will be accomplished only in accordance with Section 9 hereof;

(v)	the price per share of Common Stock will be determined as provided in Section 9 hereof;

(vi)

the right to purchase shares of Common Stock (taken together with all other such rights then outstanding under the Plan and under all other similar stock purchase plans of Schlumberger Limited or any Subsidiary) will in no event give a Participant the right to purchase a number of shares of Common Stock during any calendar year having a fair market value in excess of $25,000 (the “Maximum Share Limitation”) as determined in accordance with the Section 423 of the Code and the regulations thereunder;

(vii)

the Maximum Share Limitation for a Purchase Period will be determined as of the Grant Date (as defined in Section 9 hereof) of a Purchase Period by dividing $12,500 by the fair market value of a share of Common Stock on such Grant Date; and

(viii)	the right to purchase shares of Common Stock will in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee.

9.	Purchase of Common Stock

The right of a Participant to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Purchase Period. The fair market value of the Common Stuck to be purchased during such Purchase Period will be determined by averaging the highest and lowest composite sale prices per share of the Common Stock on the New York Stock Exchange (“Fair Market Value”) on the first trading day of each Purchase Period or such other trading date designated by the Committee (the “Grant Date”). The Fair Market Value of the Common Stock will again be determined in the same manner on the last trading day of the Purchase Period or such other trading date designated by the Committee (the “Purchase Date”). These dates constitute the date of grant and the date of exercise for valuation purposes of Section 423 of the Code.

As of the Purchase Date, the Committee shall apply the funds then credited to each Participant’s account to the purchase of whole shares of Common Stock. The cost to the Participant for the shares of Common Stock purchased during a Purchase Period will be 92.5% of the lower of:

(i)	the Fair Market Value of the Common Stock on the Grant Date; or

(ii)	the Fair Market Value of the Common Stock on the Purchase Date.

The Company shall, as soon as administratively feasible after the Purchase Date, deliver to the Custodian book entries or entries into each Participant’s account evidencing shares of Common Stock purchased, but Participants shall be treated as the record owners of their purchased shares of Common Stock effective as of the Purchase Date. Shares of Common Stock that are held by the Custodian shall be held in book entry form. Any cash equal to less than the price of a whole share of Common Stock shall be credited to a Participant’s account on the Purchase Date and carried forward in his or her account for application during the next Purchase Period. Any Participant who purchases stock at the end of a Purchase Period and is not re-enrolled in the Plan for the next Purchase Period will receive the number of shares of Common Stock held in his or her account as of the most recent Purchase Date and any cash or interest, if any, remaining in his or her account. Any Participant who terminates employment or withdraws his or her contributions from the Plan prior to the next Purchase Date, will receive the number of shares of Common Stock held in his or her account and a cash refund attributable to amounts equal to less than the price of a whole share of Common Stock, and any accumulated contributions and interest determined in accordance with Section 7 hereof, if any. If for any reason a Participant’s allocations to the Plan exceed $11,562.50 during a Purchase Period or if the purchase of shares of Common Stock with such allocations would exceed the Maximum Share Limitation, such excess amounts shall be refunded to the Participant as soon as administratively feasible after such excess has been determined to exist.

If as of any Purchase Date the shares of Common Stock authorized for purchase under the Plan are exceeded, enrollments shall be reduced proportionately to eliminate the excess. The Company shall refund to Participants, as soon as administratively feasible, any funds that cannot be applied to the purchase of shares of Common Stock due to excess enrollment, including interest, if any, determined in accordance with Section 7 hereof. The Committee in its discretion may also provide that amounts representing a fractional share of Common Stock that were withheld but not applied toward the purchase of shares of Common Stock in a Purchase Period may be carried over to the next Purchase Period under this Plan or any successor plan according to the regulations as set forth under Section 423 of the Code.

10.	Withdrawal of Shares

A Participant may elect to withdraw shares of Common Stock held in his or her account at any time (without withdrawing from the Plan) by making an election using a process designated by the Company. Upon receipt of such election, the Custodian will arrange for the issuance and delivery of all shares of Common Stock held in the Participant’s account as soon as administratively feasible.

11.	Termination of Participation

The right to participate in the Plan terminates immediately when a Participant ceases to be employed by the Company for any reason whatsoever (including death, unpaid disability or when the Participant’s employer ceases to be a Subsidiary) or the Participant otherwise becomes ineligible to participate in the Plan. Participation also terminates immediately when the Participant voluntarily withdraws his or her contributions from the Plan. Participation terminates immediately after the Purchase Date if the Participant is not re-enrolled in the Plan for the next Purchase Period or if the Participant has suspended payroll deductions during any Purchase Period and has not re-enrolled in the Plan for the next Purchase Period. Following termination of participation, the Participant may request that the Committee cause to be paid to the Participant or his or her beneficiary or legal representative all amounts credited to his or her account, including interest, if applicable, determined in accordance with Section 7 hereof, and cause an electronic transmission for the number of shares of Common Stock held in his or her account to be delivered to the Participant or to his or her beneficiary or legal representative.

12.	Unpaid Leave of Absence

Unless a Participant has voluntarily withdrawn his or her contributions from the Plan, shares of Common Stock will be purchased for his or her account on the Purchase Date next following commencement of an unpaid leave of absence by such Participant, provided such leave does not constitute a termination of employment. The number of shares of Common Stock to be purchased will be determined by applying to the purchase the amount of the Participant’s contributions made up to the commencement of such unpaid leave of absence plus interest on such contributions, if applicable, determined in accordance with Section 7 hereof. Participation in the Plan will terminate immediately after the purchase of shares of Common Stock on such Purchase Date, unless the Participant has resumed eligible employment prior to the Purchase Date, in which case the Participant may resume payroll deductions immediately.

13.	Designation of Beneficiary

Each Participant may designate one or more beneficiaries in the event of death and may, in his or her sole discretion, change such designation at any time. Any such designation shall be effective upon receipt by the Company and shall control over any disposition by will or otherwise.

As soon as administratively feasible after the death of a Participant, amounts credited to his or her account, including interest, if applicable, determined in accordance with Section 7 hereof, shall be paid in cash by the Company, and an electronic transmission for any shares of Common Stock shall be delivered to the Participant’s designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant’s estate. Such payment shall relieve the Company of further liability to the deceased Participant with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account, unless the Participant has given express contrary instructions.

14.	No Assignment

The rights of a Participant under the Plan will not be assignable or otherwise transferable by the Participant except by will or the laws of descent and distribution. No purported assignment or transfer of such rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, will vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If this provision is violated, the Participant’s election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan will be to pay to the person entitled thereto the amount then credited to the Participant’s account.

No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent that there has been a designation of beneficiaries in accordance with the Plan, and except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant’s right to purchase shares of Common Stock under the Plan shall be exercisable only during the Participant’s lifetime and only by him or her.

15.	Treatment of Non-U.S. Participants

Participants who are paid in foreign currency and who contribute foreign currency to the Plan through payroll deductions, will have such contributions converted to U.S. dollars on a monthly basis. The exchange rate for such conversion will be the rate quoted by a major financial institution selected by the Committee in its sole discretion. If the exchange rate for certain countries cannot be quoted in this manner, the conversion rate shall be determined as prescribed by the Committee. In no event will any procedure implemented for dealing with exchange rate fluctuations that may occur during the Purchase Period result in a purchase price below the price determined pursuant to Section 9 hereof.

16.	Costs

All costs and expenses incurred in administering this Plan shall be paid by the Company. Any brokerage fees for the sale of shares of Common Stock purchased under the Plan shall be paid by each Participant.

17.	Reports

Annually, the Company shall provide or cause to be provided to each Participant a report of his or her contributions and the shares of Common Stock purchased with such contributions by that Participant on each Purchase Date.

18.	Equal Rights and Privileges

All eligible Employees will have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan that is inconsistent with Section 423 or any successor provision of the Code will, without further act or amendment by the Company, be reformed to comply with the requirements of Section 423. This Section 18 supersedes all other provisions in the Plan.

19.	Rights as Stockholder

A Participant will have no rights as a stockholder under any election to purchase Common Stock until he or she becomes a stockholder of Schlumberger Limited as herein provided. A Participant will become a stockholder with respect to shares of Common Stock for which payment has been completed as provided in Section 9 hereof at the close of business on the last business day of the Purchase Period.

20.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)

Changes in Capitalization. Subject to any required action by the stockholders of Schlumberger Limited, the right to purchase shares of Common Stock covered by a current Purchase Period and the number of shares of Common Stock that have been authorized for issuance under the Plan for any future Purchase Period, the maximum number of shares of Common Stock each Participant may purchase each Purchase Period pursuant to Section 9 hereof, as well as the price per share of Common Stock and the number of shares of Common Stock covered by each right under the Plan that have not yet been purchased shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of Common Stock.

(b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Schlumberger Limited, the Purchase Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date will be before the date of the proposed dissolution or liquidation. Each Participant will be notified in writing, at least thirty (30) business days prior to the New Purchase Date, that the Purchase Date for the Participant’s right to purchase shares of Common Stock has been changed to the New Purchase Date and that the applicable number of shares of Common Stock will automatically be purchased on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 10 hereof.

(c)

Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of Schlumberger Limited, or the merger of Schlumberger Limited with or into another entity, each outstanding right to purchase shares of Common Stock shall be assumed or an equivalent right to purchase shares substituted by the successor entity or a parent or subsidiary of the successor entity. In the event that the successor entity refuses to assume or substitute, or to cause a parent or subsidiary corporation to assume or substitute, the right to purchase shares of Common Stock, or is unable to assume or substitute such right in a manner compliant with Section 423 of the Code, then any Purchase Period then in progress shall be shortened by setting a new Purchase Date (the “Alternate Purchase Date”) and any Purchase Period then in progress will end on the Alternate Purchase Date. The Alternate Purchase Date shall be before the date of the proposed sale or merger. Each

Participant will be notified in writing, at least thirty (30) business days prior to the Alternate Purchase Date, that the Purchase Date has been changed to the Alternate Purchase Date and that the applicable number of shares of Common Stock will be purchased automatically on the Alternate Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 10 hereof.

21.	Modification and Termination

Except as provided in Section 20 hereof, the Board may amend or terminate the Plan at any time; provided, however, that the Committee has the authority to amend the Plan as provided in Section 2 hereof. No amendment will be effective unless, within one year after it is adopted by the Board or effected by the Committee pursuant to Section 2 hereof, it is approved by the holders of a majority of the shares of outstanding Common Stock at a meeting of its stockholders if such amendment would cause the rights granted under the Plan to purchase shares of Common Stock to fail to meet the requirements of Section 423 of the Code (or any successor provision).

In the event the Plan is terminated, the Committee may elect to terminate all outstanding rights to purchase shares of Common Stock under the Plan either immediately or upon completion of the purchase of shares of Common Stock on the next Purchase Date, unless the Committee has designated that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If the rights to purchase shares of Common Stock under the Plan are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares of Common Stock shall be returned to the Participants as soon as administratively feasible, including interest, if applicable, determined in accordance with Section 7 hereof.

22.	Board and Stockholder Approval; Effective Date

The Plan was originally approved by the Board on January 28, 1988, and was amended and restated by the Board on January 21, 1992, January 21, 1998, January 21, 2010, January 17, 2013, January 19, 2017 and April 18, 2018. The Plan was approved by the holders of a majority of the shares of outstanding Common Stock on April 15, 1992. The January 21, 2010 amendment and restatement of the Plan was similarly approved on April 7, 2010; the January 1, 2013 amendment and restatement of the Plan was similarly approved on April 10, 2013; and the January 19, 2017 amendment and restatement of the Plan was similarly approved on April 5, 2017. This amendment and restatement, which was approved by the Board on January 21, 2021, shall become effective as of January 1, 2021; provided, however, that the changes contained in Section 3 herein related to the increase in the number of shares which may be issued under the Plan will not be effective unless approved by the holders of a majority of the votes cast at a meeting within the 12-month period ending January 21, 2022 (12 months after the date such increase in the number of shares which may be issued under the Plan is approved by the Board).

23.	Governmental Approvals or Consents

The Plan and any offering or sale made to Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 21 hereof, the Board or the Committee may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

24.	Other Provisions

The agreements to purchase shares of Common Stock under the Plan will contain such other provisions as the Committee and the Board deem advisable, provided, that no such provision shall in any way be in conflict with the terms of the Plan.

SCHLUMBERGER LIMITED

By:	/s/ Olivier Le Peuch
Olivier Le Peuch
Title:	Chief Executive Officer